Exhibit 99.1

Yili Yiqiang Silicon Co., Ltd.

Subscription Agreement

(English Translation)

Party A:	Zhi Zhang , ID Card No.:
Yongbin Hou , ID Card No.:

Party B:	Henan GengSheng Refractories Co., Ltd. (“GengSheng ”)
Address: 88 Gengsheng Avenue, Dayugou Town, Gongyi City, Henan Province
Legal Representative: Shunqing Zhang, Chairman of the Board of Directors

Party C:	Mingyang Zhao , ID Card No.:

Target	Yili Yiqiang Silicon Co., Ltd. (“Silicon ”)
Company:	Address: Zone A, Yidong Industrial Park, Yining County, Yili City, Xinjiang
Uygur Autonomous Region
Legal Representative: Zhi Zhang, General Manager

Party A refers to all the shareholders of Silicon, the registered capital of which is RMB 10 million, among which RMB 9.5 million is contributed by Zhi Zhang, accounting for 95% of all the equity interests, and RMB 0.5 million is contributed by Yongbin Hou, accounting for 5% of all the equity interests. In order to enlarge the scale of its business operation, upon the resolution of the shareholders’ meeting, the Silicon decides that the registered capital shall be increased and additional shares shall be issued, Party A and Party B have reached as follows upon negotiation:

1. During the period from May, 2009 to August 15, 2010, Mingyang Zhao and GengSheng have invested RMB 12 million and 3 million respectively to the Silicon, totaling RMB15 million. Therefore, after paying Mingyang Zhao RMB 12 million, GengSheng’s investment in the Silicon reaches RMB 15 million.

2. Both Party A and Party B agree to increase the registered capital by RMB 3.25 million. After the capital increase, the registered capital of the Silicon shall be RMB 13.25 million, among which 9.5 million is held by Zhi Zhang, accounting for 71.7%, 3.25 million is held by GengSheng, accounting for 24.5%, and 0.5 million is held by Yongbin Hou, accounting for 3.8% . The difference between Party B’s investment of 15 million and the registered capital shall be the capital reserve of the Silicon.

3. Both Party A and Party B acknowledge that GengSheng has paid in its subscribed capital, and after this agreement is signed and registered with the Administration Industry and Commerce (“AIC”) authorities, the Silicon shall issue a capital contribution certificate to GengSheng and Party A shall be responsible for amending the Articles of Association, verifying the capital, and arranging the equity registration of the Silicon with the AIC authorities by April 10, 2011

4. Whereas, both Party A and Party B acknowledge that GengSheng has paid its capital contribution by August 15, 2010, GengSheng shall have shareholder rights to and undertake the relevant responsibility for the Silicon in proportion to its contribution of 24.5% of the registered capital, commencing on January 1, 2011, since the Silicon needs a construction period of three months.

5. Party A shall ensure that the Silicon shall be free from any dispute involving debts or claims before GengSheng exercises shareholder rights to the Silicon.

6. After August 15, 2010, Silicon’s Board of Directors consists of three members, among whom one director is nominated by GengSheng, and the rest two directors shall be Zhi Zhang and Yongbin Hou on their own initiative or nominated by them. Zhi Zhang shall serve as the Chairman of the Board upon the election by the Board of Directors, and the Vice Chairman of the Board shall be nominated by GengSheng and elected by the Board of Directors. As for the finance staff, the accountant shall be nominated by Zhi Zhang and Yongbin Hou, with the cashier nominated by GengSheng.

7. After this Agreement takes effective, the business scope of the Silicon shall remain unchanged and be the same as the approved business scope of the original business license of enterprise. Party A shall ensure that GengSheng and its designated company shall enjoy unconditional priority in using products manufactured by Party A, provided that GengSheng and its designated company shall make advance payment as agreed.

8. Undertakings of Both Party A and Party B and relevant matters:

1). Each party shall have full capacity for civil rights and acts, be able to execute this Agreement independently, and undertake the corresponding responsibility.

2). The signing and performance of this Agreement shall not constitute infringement upon the rights of any third party and affiliates, otherwise, each party shall undertake their respective liability.

3). Both parties shall keep confidential anywhere, anytime, any and all information acquired due to the signing of this Agreement, including target company and both parties’ technical and commercial information, otherwise, they shall undertake compensation liability.

4). The previous employment contracts signed with the Silicon shall remain unchanged but the Silicon may hire new employees based on its production need as well as the principle of selection according to the merits of candidates. New employees shall have equal treatment after they enter into employment contracts with the Silicon.

5). The existing assets of the Silicon shall be registered and kept in record based on their book value, which both parties shall confirm with signatures. There is no need to conduct assets evaluation.

9. Pursuant to the requirements of internal control system for US listed companies (Sarbanes-Oxley 404 Act), we are entitled to conduct internal audit on the Silicon and shall also be obligated to keep confidential the content and result of such audit.

10. After this Agreement is signed, both parties shall perform it. In the event of any breach, the party in breach shall compensate the non-breaching party for the economic loss.

11. Any dispute arising from this Agreement shall be solved through consultation by both parties or may be submitted to the people’s court at the place where the Silicon is located.

12. Any matter uncovered herein shall be negotiated separately and a supplement agreement to be formed shall have equal legal force and effect with this Agreement.

13. This Agreement is made in quadruplicates, and shall become effective after both parties affix their respective signatures and seals. Party A, B, C and the Silicon shall each retain a copy for record, with each copy being equally authentic.

Party A	/s/ signed

Party B	/s/ signed

Party C	/s/ signed